As filed with the Securities and Exchange Commission on April 6, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

CRAY INC.

(Exact name of registrant as specified in its charter)

WASHINGTON	93-0962605
(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification No.)

411 First Avenue South, Suite 600
Seattle, Washington 98134
(Address of Principal Executive Offices)

Cray Canada Inc. Amended and Restated Key Employee Stock Option Plan
(Full title of plan)

Kenneth W. Johnson
Vice President-Legal Affairs, General Counsel and Secretary
CRAY INC.
411 First Avenue South, Suite 600
Seattle, Washington 98134
Tel.: (206) 701-2000
Fax: (206) 701-2500
(Name, address, telephone and facsimile numbers of agent for service)

Copy to:
Christopher J. Voss
Stoel Rives LLP
600 University Street, Suite 3600
Seattle, Washington 98101
Tel.: (206) 624-0900
Fax: (206) 386-7500

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to Be	Offering Price Per	Aggregate Offering	Amount of
to Be Registered	Registered(1)	Share	Price (3)	Registration Fee
Common Stock $0.01 par value	1,597,008 Shares	$— (2)	$6,595,243	$835.62

(1)	Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to such employee benefit plan as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding Common Stock.

(2)	The exercise prices for the 740,722 outstanding options assumed by the registrant in connection with the registrant’s acquisition of OctigaBay Systems Corporation on April 1, 2004, as adjusted to reflect the exchange ratio as provided in the arrangement agreement between the registrant and OctigaBay, range from $0.27 to $1.53 per share.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and (c) of the Securities Act of 1933.

EXPLANATORY NOTE

     On April 1, 2004, we acquired OctigaBay Systems Corporation (“OctigaBay”). In connection with the acquisition, and as provided in the Arrangement Agreement dated February 25, 2004, between OctigaBay and us, we assumed all of the outstanding options (collectively, the “Assumed Options”) under the OctigaBay Amended and Restated Key Employee Stock Option Plan, since renamed the Cray Canada Inc. Amended and Restated Key Employee Stock Option Plan (the “Plan”). The Assumed Options, with appropriate adjustments to the number of shares issuable upon exercise and to their exercise prices to reflect the exchange ratio as provided in the arrangement agreement, became options exercisable for our common stock upon closing of the acquisition.

     We have prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register shares of our common stock issuable upon exercise of the Assumed Options and shares that may be issued pursuant to options granted under the Plan in the future.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     We will send or give the documents containing the information required by Part I of Form S-8 to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

     The SEC allows us to “incorporate by reference” our publicly filed reports into this registration statement which means that information included in those reports is considered part of this registration statement. Information that we file with the SEC after the date of this registration statement will automatically update and supersede the information contained in this registration statement. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we have sold all the shares.

     The following documents filed with the SEC are incorporated by reference:

1)	Our Annual Report on Form 10-K for the year ended December 31, 2003;

2)	Our Definitive Proxy Statement for the 2004 Annual Meeting, as filed with the SEC on March 24, 2004;

3)	Our Current Reports on Form 8-K, which were filed on January 30, February 26,

and April 2, 2004; and

4)	The description of our common stock set forth in our Registration Statement on Form SB-2 (Registration No. 33-95460-LA), including any amendment or report filed for the purpose of updating such description, as incorporated by reference in our Registration Statement on Form 8-A (Registration No. 0-26820), including the amendment thereto on Form 8-A/A.

     We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. You should direct any requests for documents to Investor Relations, Cray Inc., 411 First Avenue South, Suite 600, Seattle, Washington 98104, Telephone (206) 701-2000.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Kenneth W. Johnson, the Company’s Vice President – Legal Affairs, General Counsel and Secretary, is giving an opinion on the validity of the common shares. As of the date of this prospectus, Mr. Johnson held 87,722 shares of the Company’s common stock and options covering 430,200 shares of the Company’s common stock.

Item 6. Indemnification of Directors and Officers.

     Article VII of the Company’s Restated Articles of Incorporation and Section 10 of the Company’s Restated Bylaws require indemnification of directors and permit indemnification of officers, employees, and agents of the Company to the fullest extent permitted by the Washington Business Corporation Act (the “WBCA”). Sections 23B.08.500 through 23B.08.600 of the WBCA authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended.

     Section 23B.08.320 of the WBCA authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article VI of the Company’s Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the Company and its shareholders.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

4	Cray Canada Inc. Amended and Restated Key Employee Stock Option Plan

5	Opinion on Legality

23.1	Consent of Deloitte & Touche LLP

21.2	Consent of General Counsel (included in Exhibit 5)

24	Power of Attorney (included on signature page hereof)

Item 9. Undertakings.

     (a)      The undersigned registrant hereby undertakes:

     (1)     To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)     To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on April 5, 2004.

CRAY INC.

/s/ James E. Rottsolk

By:
James E. Rottsolk
President and Chief Executive Officer

Power of Attorney

     Each of the undersigned hereby constitutes and appoints James E. Rottsolk, Kenneth W. Johnson and Burton J. Smith, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and any other instruments or documents that said attorneys-in-fact and agents may deem necessary or advisable, to enable Cray Inc. to comply with the Securities Act of 1933, as amended, and any requirements of the Securities and Exchange Commission in respect thereof, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, in connection with the registration under the Securities Act, of shares of Common Stock of Cray Inc., issuable pursuant to the Cray Canada Inc. Amended and restated Key Employee Stock Option Plan, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities indicated below on the 5th day of April 2004:

Signature and Title

/s/ James E. Rottsolk

James E. Rottsolk, Chairman of the Board and Chief Executive Officer

/s/ Burton J. Smith

Burton J. Smith, Director

/s/ Stephen C. Kiely

Stephen C. Kiely, Director

/s/ Daniel C. Regis

Daniel C. Regis, Director

/s/ Scott J. Poteracki

Scott J. Poteracki
Chief Financial and Accounting Officer

/s/ David N. Cutler

David N. Cutler, Director

/s/ Daniel J. Evans

Daniel J. Evans, Director

/s/ Kenneth W. Kennedy, Jr.

Kenneth W. Kennedy, Jr., Director

/s/ William A. Owens

William A. Owens, Director